Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between American Midstream GP, LLC, a Delaware limited liability company (“Company”), and Brian F. Bierbach (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is currently employed by Company, which is the general partner of American Midstream Partners, LP (“American Midstream LP”), pursuant to that certain Employment Agreement by and between Executive and Company dated November 2, 2009 (the “Existing Agreement”); and
     WHEREAS, in connection with the initial public offering of the common units of American Midstream LP, Company and Executive desire to amend the Existing Agreement in certain respects and, in connection therewith, the parties desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety as provided herein;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. Effective as of, and contingent upon, the closing of the initial public offering of the common units of American Midstream LP (the “Effective Date”), and continuing for the period of time set forth in Article 2 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.
     1.2 Positions. Company shall employ Executive in the position of President and Chief Executive Officer reporting to the Board of Directors of Company (the “Board”), or in such other positions as the parties mutually may agree.
     1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his or her abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time, provided that in the event of any inconsistency between such policies and any term of this Agreement, this Agreement shall control.
     1.4 Other Interests. Executive agrees, during the period of his or her employment by Company, to devote substantially all of his or her primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board.

     1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.
ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to continue to employ Executive for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then the term of this Agreement shall automatically be extended for an additional one-year period, unless on or before the date that is 90 days prior to the first day of any such extension period, either party shall give written notice to the other that no such automatic extension shall occur.
     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:
     (i) upon Executive’s death;
     (ii) upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him or her mentally or physically incapable of performing the duties and services required of him or her hereunder for 90 or more days (whether or not consecutive) out of any consecutive 180-day period;
     (iii) for “Cause,” which shall mean Executive has (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him or her hereunder; (B) refused without proper reason to perform the duties and responsibilities required of him or her hereunder; (C) willfully engaged in conduct that is materially injurious to Company or its affiliates (monetarily or otherwise); (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate) or (E) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony; or
     (iv) at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board.
     2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his or her employment under this Agreement for any of the following reasons:

     (i) for “Good Reason,” which shall mean, in connection with or based upon a nonconsensual (A) material diminution in Executive’s responsibilities, duties or authority; (B) material diminution in Executive’s base compensation; (C) assignment of Executive to a principal office located beyond a 50-mile radius of Executive’s then current work place, or (D) material breach by Company of any material provision of this Agreement; or
     (ii) at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.
     2.4 Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his or her employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, he or she shall do so by giving a 30-day written notice to Company that he or she has elected to terminate his or her employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. In the case of any notice by Executive of his or her intent to terminate his or her employment hereunder for Good Reason, Executive shall provide Company with notice of the existence of the condition(s) constituting the Good Reason within 60 days after Executive has actual knowledge of the initial existence of such condition(s) and Company shall have 30 days following Executive’s provision of such notice to remedy such condition(s). If Company remedies the condition(s) constituting the Good Reason within such 30 day period, then Executive’s employment hereunder shall continue and his or her notice of termination shall become void and of no further effect. If Company does not remedy the condition(s) constituting the Good Reason within such 30 day period, Executive’s employment with Company shall terminate on the date that is 31 days following the date of Executive’s notice of termination and Executive shall be entitled to receive the payments and benefits described in paragraph 4.3, if applicable. The notice, remedy rights and termination timing provisions applicable under this paragraph 2.4 in the case of Executive’s election to terminate his or her employment for Good Reason are referred to collectively as the “Good Reason Termination Procedure.”
     2.5 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, an automatic resignation of Executive from the Board and from the board of directors or similar governing body of any affiliate of Company, and an automatic resignation from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 3: COMPENSATION AND BENEFITS
     3.1 Base Salary. During the period of this Agreement, Executive shall receive an annual base salary of $275,000. Executive’s annual base salary shall be reviewed by the Compensation Committee of the Board (“Compensation Committee”) on an annual basis, and, in the sole discretion of the Compensation Committee, such annual base salary may be increased, but not decreased (except for a decrease that is consistent with reductions taken generally by other executives of Company), effective as of any date determined by the Compensation Committee. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives, but no less frequently than monthly.
     3.2 Bonus Opportunity. During the period of this Agreement, Executive shall be provided with the opportunity to earn and receive an annual incentive performance bonus payable in cash in an amount equal to 100 percent (pro-rated for any period of less than 12 months) of Executive’s annual base salary (at the rate in effect at the time the bonus opportunity is awarded), 20 percent of which shall be conditioned and determined on the attainment of personal performance goals and 80 percent of which shall be conditioned and determined on the attainment of organizational performance goals, in each case as set by, and based on performance criteria established by, the Compensation Committee. The Compensation Committee shall notify Executive of the bonus opportunity by no later than the end of the first 90 days of each annual performance period and shall, at that time, set and communicate to Executive the personal and organizational performance goals on which the bonus (and each component thereof) shall be conditioned and the criteria on which the attainment of such goals and the resulting bonus, if any, shall be determined. All determinations with respect to the bonus hereunder shall be made by the Compensation Committee and its determinations shall be final and binding.
     3.3 Incentive Compensation. Executive shall be eligible to receive awards under the Company’s Long Term Incentive Plan, as determined by the Compensation Committee.
     3.4 Other Perquisites. During his or her employment hereunder, Executive shall be afforded the following benefits as incidences of his or her employment:
     (i) Business and Entertainment Expenses — Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
     (ii) Vacation — During his or her employment hereunder, Executive shall be entitled to four weeks of paid vacation each calendar year (pro-rated for the calendar year containing the Effective Date) and to all holidays provided to executives of Company generally.
     (iii) Other Company Benefits — Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in, and in accordance with the terms of, all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.
ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION
     4.1 Payment of Accrued Obligations. Upon termination of Executive’s employment hereunder for any reason and by any means, Executive shall be entitled to, and shall be paid, any annual base salary that is accrued and unpaid as of the date of such termination, which shall be paid on the next regularly scheduled pay day for the payment of Executive’s annual base salary, and any expense reimbursement payable in accordance with paragraph 3.4(i) for reimbursable expenses incurred by Executive prior to the date of such termination, which shall be paid at the time and in the manner provided by Company’s reimbursement policy and in accordance with this Agreement. Other than the foregoing amounts and any Severance Pay pursuant to paragraph 4.3, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of Executive’s employment. Any other benefits to which Executive shall be entitled shall be governed by the plan, policy or agreement providing for such benefits and applicable law.
     4.2 Other Terminations. If Executive’s employment hereunder shall terminate at any time (including, but not limited to, upon or following a change of control of the Company), (i) upon expiration of the term provided in paragraph 2.1 hereof because either party has provided the notice contemplated in such paragraph (except as provided in Section 5.6 hereof), (ii) by Executive for Good Reason and in accordance with the Good Reason Termination Procedure or (iii) by Company other than in any event or circumstance described in paragraph 2.2(i), 2.2(ii), or 2.2(iii), then, subject to paragraph 4.4, Company shall pay Executive an amount equal one times the sum of Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of such termination, plus one times the amount, if any, paid to Executive under paragraph 3.2 for the calendar year ending immediately prior to the date of such termination of Executive’s employment (the “Severance Amount”), which shall be paid as provided in paragraph 4.3.
     4.3 Severance Payments. Subject to paragraph 4.4 below, the Severance Amount, if any shall be due, shall be divided into amounts (each, a “Severance Payment”) to be paid in installments. The amount of each Severance Payment shall be equal to the Severance Amount divided by the number of regular pay days scheduled (in accordance with Company’s regular payroll practices) to occur between the date of Executive’s termination of employment (“Termination Date”) and the first anniversary of the Termination Date (“Scheduled Paydays”). If any Severance Amount would otherwise be owed under this Agreement, but the requirements of paragraph 4.4 are not satisfied, then no Severance Amount and no amount in lieu of the Severance Amount, shall be owed or paid. If the requirements of paragraph 4.4 are satisfied, then, subject to paragraph 7.14(iv), a portion of the Severance Amount equal to the product of one Severance Payment and the number of Scheduled Paydays during the 60-day period beginning on the Termination Date shall be paid in a lump sum amount on the 60th day following the Termination Date, and the remainder of the Severance Amount shall be paid in regular installments, each one equal to the amount of one Severance Payment, with the first such payment being due on due on the Scheduled Payday immediately following the 60th day after the Termination Date, with like payments on each Scheduled Payday thereafter until the remaining Severance Amount is paid in full.
     4.4 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any portion of the Severance Amount, Executive shall execute a release, in the form established by the Board, releasing the Board, Company, and Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement. Executive shall provide such release to Company no later than 50 days after the Termination Date and, as a condition to Company’s obligation to pay all or any portion of the Severance Amount, Executive shall not revoke such release. The performance of Company’s obligations hereunder shall constitute full settlement of all such claims and causes of action.
     4.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his or her employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 4. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his or her employment under circumstances pursuant to which this Article 4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 4.
     4.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.
     4.7 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary, bonus and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his or her employment and thereafter with respect to his or her ownership rights in Company and American Midstream LP, and other benefits under the plans and programs maintained by Company shall be governed by the terms (which are not, and are not required to be, affected, altered or amended) of the separate agreements, plans and the other documents and instruments governing such matters.

ARTICLE 5: PROTECTION OF CONFIDENTIAL INFORMATION
     5.1 Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.
     5.2 Disclosure to Executive. In reliance upon Executive’s representations and agreements in this Agreement, Company has and will disclose to Executive, and will place Executive in a position to have access to and to develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Executive with business opportunities of Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).
     5.3 No Unauthorized Use or Disclosure. Executive agrees that he or she will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of, and will prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him or her hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order or otherwise contest such disclosure. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he or she may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him or her during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.
     5.4 Ownership by Company. If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     5.5 Assistance by Executive. During the period of Executive’s employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
     5.6 Non-Competition Obligations. Both as part of the consideration for the compensation and benefits to be paid to Executive hereunder; and to protect the trade secrets and Confidential Information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, and the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; Executive agrees that during the period that Executive is employed by Company and for 12 months after the date of the termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly for Executive or for others, in the geographic areas and markets where Company conducts any business during Executive’s employment with the Company (as identified on Schedule A attached hereto, and amended by the Company from time to time), as well as any other geographic area or market where Company is conducting any business as of the date of termination of the employment relationship:
(i)	engage in the business of acquiring, developing, improving, managing, providing services with respect to, operating and disposing of mid-stream energy projects, including pipelines, treatment and processing facilities and gas storage fields or any other business that is competitive with the business conducted by Company;

(ii)	render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any business that is competitive with the business conducted by Company;

(iii)	induce any employee of Company or its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; or

(iv)	request or cause any customer of Company or its affiliates to terminate any business relationship with Company or its affiliates.
Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges and represents that the restrictions are both reasonable and necessary to protect Company’s legitimate business interests, and that Executive will receive sufficiently high remuneration and other benefits under this Agreement to compensate for and to justify such restrictions. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated upon expiration of the initial or extended term pursuant to Section 2.1 hereof because either party has provided the notice contemplated in such paragraph, the Board may, in its discretion, release the Executive from the covenants contained in this Section 5.6; provided, however, that in such case, the Executive shall not receive the Severance Amount provided in Section 4.2 hereof.
     5.7 Enforcement and Remedies. Executive acknowledges and agrees that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise, by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

     5.8 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 6: NONDISPARAGEMENT
     Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, its affiliates, or any of such entities’ officers, employees, agents or representatives that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Company, its affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the officers, employees, agents, or representatives of Company or its affiliates; (iv) give rise to unreasonable publicity about the private lives of the officers, employees, agents, or representatives of Company or its affiliates; (v) place Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     Company agrees that, both during Executive’s employment relationship and after the employment relationship terminates, Company, its affiliates, and such entities’ officers, employees, agents or representatives shall refrain from publishing any oral or written statements about Executive that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Executive; (iii) that constitute an intrusion into the seclusion or private life of Executive; (iv) give rise to unreasonable publicity about the private life of Executive; (v) place Executive in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     The nondisparagement obligations of this Article 6 shall not apply to communications with law enforcement or required testimony under law or court process.
ARTICLE 7: MISCELLANEOUS
     7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	American Midstream GP, LLC 1614 15th Street Suite 300 Denver, CO 80202 Attention: Chairman of the Board

with a copy to:	American Infrastructure MLP Fund, L.P. 950 Tower Lane Suite 800 Foster City, CA 94404 Attention: Ed Diffendal and Robert B. Hellman, Jr.

If to Executive to:	Brian F. Bierbach 12933 Silver Elk Lane Littleton, CO 80127
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware.
     7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.
     7.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     7.9 Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.
     7.10 Term. This Agreement has a term co-extensive with the term of employment provided in Article 2. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of paragraphs 2.4 and 2.5 and Articles 4, 5, 6, and 7 shall survive any termination of this Agreement.
     7.11 Entire Agreement. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.4(iii) (and any agreements between Company and Executive that have been executed under such plans and programs) and paragraph 4.7 and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than (A) under the agreements described in clause (i) of the preceding sentence; (B) as provided herein or (C) under the agreements forming and/or operating Company and American Midstream, LP or any investor rights agreement related thereto) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
     7.12 Legal Expenses. If Executive incurs legal costs and expenses (including reasonable attorneys’ fees) in any contest relating to rights under this Agreement and prevails in such contest, Company shall reimburse Executive for his or her reasonable legal costs and expenses (including reasonable attorneys’ fees) incurred with respect to such contest.
     7.13 Liability Insurance. Company shall maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and shall provide Executive with coverage under such policy on terms not less favorable than provided to other Company directors and officers.
     7.14 Compliance with Section 409A of the Code.
     (i) All references in this Agreement to the termination of Executive’s employment with Company shall mean and shall be deemed to occur if and when a termination of employment that constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance issued thereunder has occurred.
     (ii) To the extent that any reimbursement or benefit in kind hereunder constituted deferred compensation under Section 409A of the Code, such reimbursement or benefit shall be administered consistently with the following additional requirements as set forth in Treas. Reg. §1.409A-3(i)(1)(iv): (1) Executive’s eligibility for or receipt of benefits or reimbursements in one calendar year will not affect Executive’s eligibility for or the amount of benefits or reimbursements in any other calendar year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, (3) Executive’s right to benefits or reimbursement is not subject to liquidation or exchange for another benefit, and (4) the right to reimbursement of expenses incurred or to the provision of benefits in kind shall terminate ten (10) years from Executive’s termination of employment, if not before.
     (iii) Executive’s right to installment payments, if any, hereunder, shall be treated as the right to receive a series of separate and distinct individual payments for purposes of Section 409A of the Code.
     (iv) Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance thereunder and determined in accordance with any method selected by Company that is permitted under the regulations issued under Section 409A of the Code), and any amount paid or benefit provided under this Agreement to or on behalf of Executive would be subject to additional taxes under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six months plus one day after Executive’s separation from service (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six-month period following his or her separation from service that will not result in the imposition of any additional tax or penalties on such amount.
     (v) To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.
     7.15 Arbitration.
     (i) Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement, the termination of this Agreement, or any other aspect of Executive’s employment relationship with Company. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”) before a single arbitrator. Arbitration will take place in Delaware, unless the parties mutually agree to a different location. Company and Executive agree that the decision of the arbitrator will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. The costs of the proceedings shall be borne equally by the parties unless the arbitrator orders otherwise.
     (ii) Notwithstanding the provisions of paragraph 7.15(i), (a) Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive’s obligations under Articles 5 or 6 hereof, pending a decision by the arbitrator in accordance with paragraph 7.15(i), and (b) Executive may, if he or she so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Company’s obligations under Article 6 hereof, pending a decision by the arbitrator in accordance with paragraph 7.15(i).
     7.16 Provisions Regarding Effective Date. As indicated in this Agreement, this Agreement is effective as of the Effective Date, and accordingly in connection therewith the parties agree that the following shall apply:
     (i) This Agreement shall from and after its execution by the parties be an agreement binding upon and enforceable by both Company and Executive subject to the application of the provisions hereof generally being effective as of the Effective Date.
     (ii) The employment of Executive by Company shall continue to be governed by the terms of the Existing Agreement until the Effective Date.
     (iii) In the event that the employment of Executive by Company terminates at any time prior to the Effective Date, such termination shall be governed by the terms of the Existing Agreement and this Agreement shall be null and void and of no force and effect.
     (iv) In the event that the Effective Date does not occur on or before July 31, 2011, this Agreement shall be null and void and of no force and effect and the Existing Agreement shall continue in full force and effect.
Signature page follows.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 9th day of June, 2011, to be effective as of the Effective Date.

American Midstream GP, LLC

By:	/s/ Robert B. Hellman, Jr.
Robert B. Hellman, Jr.,
Chairman, Compensation Committee

“EXECUTIVE”
/s/ Brian F. Bierbach

Brian F. Bierbach
Signature Page to Employment Agreement

SCHEDULE A
NONCOMPETITION GEOGRAPHIC AREAS AND SCOPE
Every State of the United States in which the Company does business on the Executive’s date of termination.
All customers of the Company on the Executive’s date of termination.